Exhibit 99.1

James Mitarotonda Joins Rambus Board of Directors

SAN JOSE, Calif., March 16, 2021 —Rambus Inc. (NASDAQ: RMBS), a provider of industry-leading chips and silicon IP making data faster and safer, today announced that James Mitarotonda joined its Board of Directors as a Class I director with a term expiring at Rambus’ 2022 annual meeting of stockholders.

Mr. Mitarotonda currently serves as chairman, president and chief executive officer of Barington Capital Group, L.P. (“Barington”), an investment firm. Mr. Mitarotonda has extensive financial and executive leadership expertise, as well as significant board of director experience at public companies.

“We are delighted to add Jim to the Rambus Board of Directors,” said Chuck Kissner, chairman of the Rambus Board of Directors. “The Board is comprised of leaders with strong management backgrounds, as well as financial and technological expertise relevant to our operations. We are confident Jim will provide valuable guidance and perspective as we continue to execute for our customers and deliver long-term value for our stockholders.”

“I believe the Rambus mission of making data faster and safer is critical to an increasingly digitized world,” said Mr. Mitarotonda. “Rambus is well-positioned to benefit from secular growth trends in data center and cloud computing and has a strong balance sheet that provides flexibility to support its strategic initiatives. I look forward to working with the Board to help the Company execute its strategy and create substantial long-term value for the benefit of all stockholders.”

“I am very pleased to have Jim join our Board during this period of great momentum for the company,” said Luc Seraphin, president and chief executive officer at Rambus. “We continue to build on our successes from 2020, which included record product growth and sustained patent licensing agreements with new and existing customers. We remain very excited about our future opportunities and are focused on continued profitable growth.”

Mr. Mitarotonda holds a Master of Business Administration degree from New York University’s Stern School of Business and a Bachelor of Arts in economics from Queens College, where he currently serves as a member of the Board of Trustees.

Rambus also announced it has reached an agreement with Mr. Mitarotonda and Barington in connection with Mr. Mitarotonda’s appointment to the Board of Directors. The agreement obligates Barington to vote all of its shares in favor of the Rambus director nominees at the upcoming Rambus annual meeting, and to abide by certain customary standstill provisions, subject to specified exceptions. The complete agreement will be filed on a Form 8-K with the Securities and Exchange Commission.

About Barington Capital Group, L.P.

Barington Capital Group, L.P. is a fundamental, value-oriented activist investment firm founded in January 2000 by James A. Mitarotonda. Barington invests in undervalued publicly traded companies that it believes can appreciate significantly in value when substantive improvements are made to their operations, corporate strategy, capital allocation and corporate governance. Barington’s investment team, advisors and network of industry experts draw upon their extensive strategic, operating and boardroom experience to assist companies in designing and implementing initiatives to improve long-term stockholder value.

About Rambus Inc.

Rambus is a provider of industry-leading chips and silicon IP making data faster and safer. With over 30 years of advanced semiconductor experience, we are a pioneer in high-performance memory subsystems that solve the bottleneck between memory and processing for data-intensive systems. Whether in the cloud, at the edge or in your hand, real-time and immersive applications depend on data throughput and integrity. Rambus products and innovations deliver the increased bandwidth, capacity and security required to meet the world’s data needs and drive ever-greater end-user experiences. For more information, visit rambus.com.

Contact

Rahul Mathur

Senior Vice President, Finance and Chief Financial Officer

Rambus Inc.

(408) 462-8000

rmathur@rambus.com